EXHIBIT 10.24

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of December 31, 2014 (this “Agreement”) between DICO, INC., a Nevada corporation, which is expected to be renamed Peekay Boutiques, Inc. (the “Company”), and JANET MATHEWS, an individual residing at the address set forth on the signature page to this Agreement (the “Executive”).

BACKGROUND

The Company desires to secure the services of the Executive as the Chief Financial Officer, Treasurer and Secretary of the Company (with such other duties and/or offices in the Company and/or its Subsidiaries and/or Affiliates as may be assigned by the Company, its Board of Directors, Chief Executive Officer or other senior executive officers) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment by the Company. The Company agrees to employ the Executive in the position of Chief Financial Officer, Treasurer and Secretary (with such other duties and/or offices in the Company and/or its Subsidiaries and/or Affiliates as may be assigned from time to time by the Company, its Board of Directors, Chief Executive Officer or other senior executive officers) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote her full business time and energies to the business of the Company and/or its Subsidiaries and/or Affiliates and to faithfully, diligently and competently perform her duties hereunder.

2.  Term of Employment. The term of this Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on the first anniversary of the date hereof (provided that the provisions of Section 6 hereof shall survive any such termination), unless the Executive is earlier terminated as provided in Section 4 hereof.

3.  Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary of $200,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.

(b) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive's position with the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees. During the Term, the Company will maintain a group health program for its employees.

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(c) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(d) Bonus. The Executive shall be entitled to an annual bonus that is equal to up to twenty percent (20%) of the Executive’s Base Salary. Whether a bonus is granted and the exact amount of the bonus will be up to the discretion of the board of directors of the Company and will be based upon both the performance of the Executive and the Company’s overall performance.

(e) Special Bonus. The Executive shall become entitled to a cash bonus in the amount of $50,000, which shall be paid on or before April 20, 2015.

(f) Equity Compensation. The Company intends to adopt an equity incentive plan during the first half of fiscal year 2015. Subject to the approval of the Board of Directors of the Company, upon adoption of such plan, the Company shall grant to the Executive an equity award under the plan that is in line with her executive position with the Company and with grants given to other executives of the Company.

(g) Vacation. The Executive shall be entitled to four weeks of vacation per year.

(h) Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.  Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Agreement shall terminate as of the date of her death.

(b) Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform her essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of her hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Agreement because of the disability.

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(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Agreement immediately and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, if an event of “Cause” occurs. For purposes of this Agreement “Cause” shall mean: (i) the refusal by the Executive to perform her duties under this Agreement or to follow the lawful instructions of the Company’s Chief Executive Officer or the Board (other than arising due to the Executive’s disability as described in Section 4(b)); (ii) the conviction of the Executive, or the entering into a plea bargain or plea of nolo contendere by the Executive, of any felony, any other crime or criminal offence involving the unlawful theft or conversion of monies or other property, or any fraud or embezzlement offense; (iii) personally or on behalf of another person, receiving a benefit relating to the Company or its Subsidiaries or Affiliates or its or their funds, properties, opportunities or other assets in violation of applicable law or constituting fraud, embezzlement or misappropriation; (iv) the material failure by the Executive to comply substantially with any material written policy of the Company or its Subsidiaries and/or Affiliates; (v) the knowing misstatement by the Executive (other than de minimus amounts) of the financial records of the Company or its Subsidiaries and/or Affiliates or any actions to encourage, foster or conceal any such activity; (vi) the material breach by the Executive of any of the material terms of this Agreement; (vii) the Executive’s habitual drunkenness or substance abuse that interferes with her ability to discharge her duties, responsibilities or obligations under this Agreement; (viii) the deliberate misstatement of the financial records of the Company and/or its Subsidiaries or Affiliates; (ix) the willful failure to disclose material financial or other information to the Board, which, in the case of clauses (i), (iii), (iv) or (vi) the Executive has failed to cure within 30 days of written notice to the Executive from the Company of the circumstances of the Executive’s termination for Cause.

(d) Termination without Cause. The Company may terminate this Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

5.  Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Agreement pursuant to Section 4(d) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company's notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the longer of (x) one month and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs. If, prior to the date on which the Company's obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5(a) on or after the date of such violation.

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(b) Severance Payments upon Termination for Cause, Death or Disability. If this Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive shall receive only the amounts specified in clause (iii) of Section 5(a) hereof.

(c) Delayed Payments under 409A. Notwithstanding the foregoing, if, based on Internal Revenue Service guideline available as of the date the payments or provision of any amounts or other benefit is specified to be made under this Agreement or elsewhere, the Company reasonably determines that the payments or provision of such amounts or other benefit at such specified time may potentially subject the Executive to additional tax under section 409A(A)(1)(B) of the Internal Revenue Code of 1986, as amended (together with any interest or penalties imposed with respect thereto, or in connection with, such tax, a “409 A Tax”), with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, then the payment or provision thereof shall be postponed to the earliest business day on which the Company reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Executive’s termination date (the “Delayed Payment Date”). In addition, if the Company reasonably determines that such 409A Tax with respect to the provision of the benefit can likely be avoided by replacing the benefit with the payment of an amount in cash equal to the cost of a substantially equivalent benefit then, in lieu of providing such benefit, the Company may make such payment, subject to the preceding sentence. The Company and the Executive may agree to make such other actions to avoid the imposition of such 409A Tax at such time and in such manner as permitted under section 409A. In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by Citibank, N.A. in New York City and in effect as of the date the payment would otherwise have been provided.

(d) Release. Executive agrees, if her employment is terminated under circumstances entitling her to any payments under section 5(a) of this Agreement, that in consideration for such payments as described in section 5(a) and as a condition thereto, she will execute a general release in form and substance that is satisfactory to the Company though through which the Executive releases the Company from any and all claims as may relate to or arise out of her employment relationship or the termination thereof (excluding claims the Executive may have under any “employee pension plan” as described in section 3(3) of ERISA or under this Agreement).

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6.  Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) she is one of the limited number of persons who will develop the lingerie, women’s wellness and sexual products business of the Company (the “Company's Current Lines of Business”); (ii) the Company conducts its business throughout the states of Washington, California, Texas, Tennessee, Oregon and Iowa and will conduct its business nationwide; (iii) her work for the Company and its Subsidiaries and Affiliates has brought her and will continue to bring her into close contact with many confidential affairs not readily available to the public; (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon her future livelihood. In order to induce the Company to execute and deliver this Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for a period of one year following the termination of the Executive's employment with the Company or any of its Subsidiaries or Affiliates (or, if longer, for the Severance Period) (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its Subsidiaries or Affiliates then operates a retail store in the Company’s Current Lines of Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company's Current Lines of Business or any business then engaged in by the Company, any of its Subsidiaries or any of its Affiliates (the “Company's Business”) for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. For the avoidance of doubt, a business will only be deemed to be competitive with the Company’s Current Lines of Business if such business operates retail and/or ecommerce sites that sell products that overlap by more than 15% with the products then offered for sale by the Company. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company's Business on behalf of any person or entity other than the Company, its Subsidiaries and Affiliates.

(ii) Confidential Information. During, and for a period of two years after, the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate to receive such information, or use or appropriate for her own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate, any documents or other papers relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate, whether generated by the Executive or by any other person, except as required in the course of performing her duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

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(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of her employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

(v) Business Opportunities. During the Term, whichever is applicable, the Executive shall promptly disclose to the Company any business idea or opportunity which falls within the meaning of the Company’s Business, which business idea or opportunity shall become the sole property of the Company.

(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its Subsidiaries and Affiliates shall, in addition to the rights set forth in Section 5(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

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7.  Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature pages hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing.

(b) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)  Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

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(g)  Definitions. For purposes of this Agreement:

(i) “Affiliate” means a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

(ii) “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise; and

(iii) “Subsidiary” means any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)  Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

DICO, INC.

By:	/s/ Lisa Berman
Name:	Lisa Berman
Title:	Chief Executive Officer

	Address:	c/o Peekay, Inc. 901 West Main Street Auburn, WA 98001 Fax: (855) 615-9299

THE EXECUTIVE:

/s/ Janet Mathews
JANET MATHEWS

Address:

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